Exhibit 5.1

[WILLIAMS MULLEN LETTERHEAD]

Direct Dial: 804.783.6452

joakey@williamsmullen.com

August 6, 2004

Board of Directors

LandAmerica Financial Group, Inc.

101 Gateway Centre Parkway

Richmond, Virginia 23235

Ladies and Gentlemen:

This letter is delivered to you in connection with the actions taken and proposed to be taken by LandAmerica Financial Group, Inc., a Virginia corporation (the “Company”), with respect to the offer and sale from time to time pursuant to the LandAmerica Financial Group, Inc. 2000 Stock Incentive Plan (the “Plan”), of shares of the Company’s common stock, no par value per share (the “Shares”). As counsel to the Company, we have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended.

In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

Based upon such examination, it is our opinion that the Shares, when issued pursuant to the Registration Statement and the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable. The foregoing opinion is limited to the laws of the Commonwealth of Virginia, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel to the Company in the Registration Statement.

Very truly yours,

WILLIAMS MULLEN

By:	/s/ John M. Oakey, III
John M. Oakey, III, a Shareholder

RICHMOND “ TYSONS CORNER “ WASHINGTON, D.C.

Two James Center 1021 East Cary Street (23219) P.O. Box 1320 Richmond, VA 23218-1320 Tel: 804.783.6488

Fax: 804.783.6507

www.williamsmullen.com